Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2008 SECOND QUARTER FINANCIAL RESULTS

Q2 FY 2008 Highlights Versus Q2 FY 2007
• Net sales up 11.7% to $29.9 million
• Net income of $1.4 million, or $.06 per share
• Consolidated backlog rose to $29.4 million

Franklin Park, IL – February 26, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2008 second quarter and six months ended January 26, 2008.

Consolidated net sales for the fiscal 2008 second quarter rose 11.7% to $29.9 million from $26.8 million in the second quarter of fiscal 2007, due to a continued trend of increased sales at the Medical Systems Group. At the Medical Systems Group, net sales rose 13.9% to $27.2 million compared to the prior year’s second quarter, the result of higher international sales volume for several medical system product lines, particularly the Apollo line. Sales at the Power Conversion Group (“RFI”) decreased slightly during the second quarter of fiscal 2008 to $2.7 million, a result of weaker sales bookings during the period.

Improved margins at RFI offset a slight decrease in margins at the Medical Systems Group, resulting in a consolidated gross margin of 25.1%, roughly equal to the previous year’s second quarter gross margin of 25.2%. At the Medical Systems Group, gross margin for the period decreased slightly to 24.0% from 24.5% in the prior year’s second quarter, due to a minor increase in production costs and increased sales returns. Gross margin at RFI improved to 35.9% from 31.2% in the fiscal 2007 second quarter, due to reduced production costs and increased margins on a number of products.

Total operating expenses increased to 16.3% of net sales from 15.7% of net sales in the same period one year ago, the result of higher selling, general and administrative expenses, and increased research and development spending. Selling, general and administrative expenses for the period rose to 14.1% of net sales from 13.6% of net sales in the prior year’s second quarter, due to increased international selling expenses and higher stock based compensation expenses related to increased volume of stock options issued during the fiscal 2008 first half. Research and development expenses in the second quarter of fiscal 2008 increased by approximately $0.1 million, reflecting the Company’s continued investment in product development.

Operating income for the second quarter of fiscal 2008 rose to $2.6 million from $2.5 million in the comparable period last year. At the Medical Systems Group, operating income increased to $2.7 million from $2.6 million in the previous second quarter. At RFI, operating income remained stable at $0.3 million. Unallocated corporate expenses for the second quarter of fiscal 2008 also remained stable at roughly $0.4 million.

Del Global Technologies Corp February 26, 2008	Page 2

Net income in the second quarter of fiscal 2008 was $1.427 million, or $.06 per diluted share calculated using approximately 24.8 million weighted average common shares outstanding, as compared to net income of $1.082 million, or $.09 per diluted share calculated using approximately 12.0 million weighted average common shares outstanding. The higher share count was the result of shares issued in connection with Del Global’s Rights Offering, which was completed on March 12, 2007.

BACKLOG

Consolidated backlog at January 26, 2008 rose to $29.4 million from $28.4 million at July 28, 2007. Backlog at the Medical Systems Group decreased by approximately $0.1 million from July 28, 2007, due to a decline in international bookings during the period. Backlog at RFI increased by $1.1 million to $7.8 million from levels at the beginning of the fiscal year, due to increased order rates from commercial customers. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at January 26, 2008 reflected working capital of $28.3 million, which included $10.4 million of cash and cash equivalents. As of January 26, 2008, Del Global did not have any outstanding borrowings under its U.S. or Italian revolving credit facilities. In the aggregate, Del Global had approximately $21.0 million of borrowing availability under its domestic and Italian revolving credit facilities.

COMMENTS

James A. Risher, Del Global’s President and Chief Executive Officer, commented, “Our results during the fiscal 2008 second quarter were gratifying given we may be approaching what many believe is the beginning of a general deceleration in the U.S. economy. Although economic conditions for the remainder of fiscal 2008 remain uncertain, we believe that our strong financial position, a burgeoning product portfolio, and strong customer relationships should help us mitigate the impact of any economic sluggishness. Our recent success in the international marketplace, specifically with the Apollo product line, leaves us somewhat optimistic that through new product introductions and strategic agreements we can continue to stimulate demand in our existing customer base while penetrating new profitable markets both in the U.S. and overseas. We are also anticipating some initial orders for our Omni and Omni RT systems associated with our OEM agreement with Analogic.”

INVESTOR CONFERENCE CALL

Del Global will host a conference call on Wednesday, February 27, 2008 at 11:00 AM Eastern Time / 10:00 AM Central Time to discuss these results. The telephone number to join this conference call is (888) 737-9832 (Domestic) or (706) 679-0770 (International). In addition, the conference call will be broadcast live over the Internet under the “Investor Relations” section of Del Global’s web site at www.delglobal.com; click on “Presentations & Webcasts.” To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del Global’s website for approximately 30 business days.

Del Global Technologies Corp February 26, 2008	Page 3

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:	THE EQUITY GROUP INC.
James A. Risher	Devin Sullivan
Chief Executive Officer	Senior Vice President
(847) 288-7065	(212) 836-9608

Mark A. Zorko	Ethan Guttenplan
Chief Financial Officer	Account Executive
(847) 288-7003	(212) 836-9605

Del Global Technologies Corp February 26, 2008	Page 4

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 26,	January 27,	January 26,	January 27,
	2008	2007	2008	2007
Net Sales	$29,894	$26,771	$56,609	$46,057
Cost of Sales	22,404	20,022	42,689	35,311

Gross Margin	7,490	6,749	13,920	10,746

Selling, General and Administrative	4,225	3,649	7,965	6,990
Research and Development	657	551	1,137	968

Total Operating Expenses	4,882	4,200	9,102	7,958

Operating Income	2,608	2,549	4,818	2,788
Interest Expense, Net	(79)	(361)	(149)	(688)
Other Income (Loss)	63	(37)	56	(28)

Income Before Income Tax Provision	2,592	2,151	4,725	2,072
Income Tax Provision	1,165	1,069	2,191	1,477

Net Income	$1,427	$1,082	$2,534	$595

Net Income per Basic Share	$0.06	$0.09	$0.10	$0.05

Weighted Average Shares Outstanding	24,180	11,661	24,170	11,653

Net Income per Diluted Share	$0.06	$0.09	$0.10	$0.05

Weighted Average Shares Outstanding	24,792	11,981	24,757	11,927

Del Global Technologies Corp February 26, 2008	Page 5

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	January 26,	July 28,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,367	$7,860
Trade receivables, net	24,070	21,221
Inventories	21,882	21,930
Prepaid expenses and other current assets	646	1,180
Total current assets	56,965	52,191

NON-CURRENT ASSETS:
Property plant and equipment, net	6,874	6,511
Deferred income taxes	900	1,011
Goodwill	6,437	6,437
Other assets	155	189
Total non-current assets	14,366	14,148
TOTAL ASSETS	$71,331	$66,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,351	$1,086
Accounts payable - trade	17,319	17,125
Accrued expenses	9,040	7,432
Income taxes payable	916	1,570
Total current liabilities	28,626	27,213

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	5,138	5,398
Deferred income taxes	-	292
Other long-term liabilities	3,292	3,240
Total non-current liabilities	8,430	8,930
Total liabilities	37,056	36,143

SHAREHOLDERS' EQUITY:
Total shareholders' equity	34,275	30,196
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$71,331	$66,339